Exhibit 99.1

News Release	[LOGO] Newport

Newport Corporation 1791 Deere Avenue Irvine, CA 92606 Fax: (949) 253-1800 Tel: (949) 863-3144

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND ANNUAL 2002 RESULTS

Irvine, California – January 29, 2003 – Newport Corporation (Nasdaq: NEWP) today reported financial results for the fourth quarter and year ended December 31, 2002.

Sales from continuing operations for the fourth quarter of 2002 totaled $32.4 million compared with $43.5 million in the fourth quarter of 2001 and $45.5 million in the third quarter of 2002. The company reported a loss from continuing operations for the fourth quarter of 2002 of $4.3 million, or $0.11 per share, compared with income from continuing operations of $1.9 million, or $0.05 per share, in the corresponding prior year period.

Robert G. Deuster, president and chief executive officer, said, “Fourth quarter results were consistent with our expectations and reflect the continuing downturn in the semiconductor and fiber optic communications markets. While 2002 was a difficult and challenging year for Newport, we were able to take many actions that we believe will position us well for 2003 and beyond.” Deuster outlined a number of these actions, including:

•	A significant number of new design wins for subsystem products with new and existing semiconductor equipment customers.
•	Greater penetration of the semiconductor back-end packaging market, with a number of orders from new customers for back-end packaging systems used in flip chip applications.
•	A significant reduction in the company’s cost structure resulting from the restructuring activities announced in the third quarter of 2002.
•	Introduction of new products to further solidify Newport’s leadership position in sales to the worldwide research community.

“With our strong balance sheet, our leaner operating structure and our blue chip list of customers, we are well positioned to continue to be a prominent supplier of capital equipment, subsystems and components to high-technology companies and research organizations,” Deuster added.

For the year ended December 31, 2002, Newport reported sales from continuing operations of $164.0 million compared with record sales from continuing operations in 2001 of $290.0 million. The company reported a loss from continuing operations for 2002 of $70.9 million, or $1.87 per share, compared with income from continuing operations in 2001 of $3.5 million, or $0.09 per share.

Results for all periods presented account for the company’s former metrology business and its Minnesota facility as discontinued operations, reflecting the completed and planned divestitures of those operations.

Including the discontinued operations, the company incurred a net loss of $6.0 million, or $0.16 per share, for the fourth quarter of 2002, compared with net income of $0.1 million, or breakeven per share, in the fourth quarter of 2001. For the year ended December 31, 2002, including the discontinued operations, Newport reported a net loss of $100.6 million, or $2.65 per share, compared with a net loss of $6.3 million, or $0.17 per share for all of 2001.

Fourth quarter 2002 sales to semiconductor capital equipment customers were $11.4 million, compared with $12.3 million in the fourth quarter of 2001 and $17.3 million in the third quarter of 2002. Deuster stated, “The mild industry rebound that began in the middle of this year was short-lived and retracted significantly in the fourth quarter. As a result, we believe that Newport’s capital equipment customers deferred much of their fourth quarter buying activity.” Sales to this segment for all of 2002 were $61.0 million versus $86.6 million in 2001.

Fourth quarter 2002 sales to customers in Newport’s research and aerospace, life and health sciences and related industrial markets were $19.5 million compared with $24.2 million in the fourth quarter of 2001 and $21.3 million in the third quarter of 2002. For all of 2002, sales to this segment were $86.0 million compared with $101.2 million in 2001. Sales to Newport’s research and aerospace customers during 2002 were higher compared with 2001, but this increase was offset by significantly lower sales to industrial customers supporting the telecommunications industry.

Sales to fiber optic customers in the fourth quarter of 2002 were $1.5 million versus $7.0 million in the fourth quarter of 2001 and $6.9 million in the third quarter of 2002, reflecting the continued low levels of capital spending by companies in this market. For all of 2002, sales to this segment were $17.0 million compared with $102.2 million during the record year of 2001.

Gross margin in the fourth quarter of 2002 was 30.2% compared with 37.0% in the fourth quarter of 2001. Gross margin for all of 2002 was 15.7% versus 33.5% for 2001. The reduction in gross margins compared with the 2001 periods resulted primarily from the significantly lower sales volume in the 2002 periods. The 2002 gross margin was negatively impacted by a charge recorded in the third quarter of $28.7 million for excess and slow-moving inventory related primarily to continued weakness in the telecommunications industry. A similar charge of $22.7 million was recorded in the corresponding period of 2001. Excluding these charges, gross margin would have been 33.2% in 2002 versus 41.4% in 2001. Gross margins for the fourth quarter and full year 2002 were negatively impacted by increased cost of goods sold. Products sold in the current quarter were produced during periods in which unabsorbed overhead costs were required to be allocated to inventory. In accordance with generally accepted accounting principles, these variances were capitalized when the inventory was produced and are charged to cost of sales when the related products are sold. The company expects this negative impact on its gross margin to continue for the next several quarters.

Selling, general and administrative (SG&A) expense for the fourth quarters of both 2002 and 2001 was $11.2 million. For all of 2002, SG&A expense was $50.2 million, or 30.6% of sales, compared with $57.3 million, or 19.8% of sales for 2001. SG&A expense for the full year 2002 included expenses in the third quarter of $2.5 million for non-recurring costs incurred in connection with the cost reduction initiatives. Excluding these charges, SG&A expense for the full year 2002 would have been $47.7 million, or 29.1% of sales. The expense decreases on a year-over-year basis resulted from lower variable expenses related to the lower sales volume and from the benefits of the company’s cost reduction measures, offset by the addition of SG&A expenses relating to the company’s MRSI subsidiary, acquired in February 2002, for which there was no comparable expense in the 2001 periods. In addition, SG&A expense for 2001 included $2.5 million for amortization of goodwill. Pursuant to Statement of Financial Accounting Standards No. 142 (FAS 142) beginning in 2002, goodwill is no longer required to be amortized, but instead is subject to periodic impairment testing.

The company also incurred $11.9 million of restructuring and impairment charges in 2002 compared with $22.3 million for restructuring, impairment and acquisition-related costs in 2001.

Research and development (R&D) expense for the fourth quarter of 2002 was $5.5 million versus $5.7 million in the fourth quarter of 2001 and $6.4 million in the third quarter of 2002. For all of 2002, R&D expense was $24.4 million compared with $26.1 million in 2001. The decreases in R&D expense compared with the corresponding periods of 2001 were attributable primarily to the company’s efforts to maximize the focus and efficiency of its R&D efforts, offset by additional R&D spending related to MRSI, for which there was no comparable expense in the 2001 periods.

Interest and other income, net of interest expense, consisting primarily of interest earned on marketable securities, totaled $3.0 million for the fourth quarter of 2002 compared with $3.4 million in the fourth quarter of 2001. For 2002, interest and other income, net of interest expense, was $10.3 million compared with $13.8 million in 2001. The decreases for the fourth quarter and full year 2002 compared with 2001 were due primarily to reduced interest rate levels during 2002.

Despite the losses, the company recorded a tax expense of $0.5 million for the fourth quarter of 2002 related to foreign and state taxes. In addition, the company recorded a tax expense of $14.0 million for the full year 2002. The expense for the full year resulted from a valuation reserve that was recorded against the company’s deferred tax assets pursuant to Statement of Financial Accounting Standards No. 109 (FAS 109), due to the uncertainty of the timing and ultimate realization of those assets. As such, the company recorded a valuation allowance against deferred tax assets previously recorded and did not recognize any tax benefit on the losses recorded in the fourth quarter and the full year. For the foreseeable future, the tax provision related to earnings will be substantially offset by a reduction in the valuation reserve. Any pretax losses will not be offset by a tax benefit due to uncertainty of the timing of recovery of the deferred tax asset.

New orders in the fourth quarter of 2002 totaled $28.3 million, a 14.8% decrease compared with the $33.2 million recorded in the corresponding period of 2001 and a 26.3% decrease compared with the $38.4 million recorded in the third quarter of 2002. The company experienced order cancellations of $1.2 million in the fourth quarter of 2002, primarily from semiconductor customers. New orders received for continuing operations for all of 2002 totaled $154.2 million, versus $197.8 million in 2001.

New orders from semiconductor capital equipment customers totaled $6.2 million in the fourth quarter, slightly below the $6.7 million recorded in the fourth quarter of 2001, but significantly below the $17.3 million recorded in the third quarter of 2002. New orders from semiconductor customers for all of 2002 were $58.2 million compared with $48.5 million in 2001. Fourth quarter order rates reflect the industry-wide slowdown in equipment orders from semiconductor manufacturers.

Commenting on the current semiconductor industry cycle, Mr. Deuster said, “Many of our customers reduced manufacturing levels in December. We anticipate a resumption of order activity and production by these customers late in the first quarter of 2003. Our designed-in status with leading manufacturers should result in a significant increase in our order levels when market conditions improve. In addition, most of our products for this market are designed for use in 300-millimeter wafer and narrower line-width applications. We believe that semiconductor capital spending in 2003 will be stronger for this new technology than for current generation equipment.”

New orders from customers in research and aerospace, life and health sciences and related industrial end markets totaled $20.3 million in the fourth quarter of 2002 compared with $21.6 million in the fourth quarter of 2001 and $18.4 million in the third quarter of 2002. New orders from customers in these end markets for all of 2002 were $81.9 million compared with $89.9 million recorded in 2001. This sector continues to be impacted by the uncertain macro-economic conditions that have negatively impacted the overall economy.

New orders from fiber optic communications customers totaled $1.8 million in the fourth quarter of 2002 versus $4.9 million in the corresponding period of 2001 and $2.7 million in the third quarter of 2002. New orders from fiber optic communications customers for all of 2002 were $14.1 million compared with the $59.4 million recorded in 2001. The current order activity level reflects the continued downturn in the telecommunications market. Deuster said that the company does not anticipate any meaningful recovery in this market until at least 2004.

FIRST QUARTER 2003 BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below. The following guidance excludes the impact of the discontinued operations and focuses only on continuing operations.

•	Due to the relatively low recent order intake levels, the impact of recent order cancellations, and the low level of backlog scheduled to ship, the company currently expects net sales in the first quarter of 2003 to be in the range of $31.0 million to $34.0 million.
•	Gross margin for the first quarter of 2003 is expected to be in the range of 31.5% to 32.5%.
•	SG&A expense in the first quarter of 2003 is expected to be in the range of $11.0 million to $11.5 million, reflecting continued focus on minimizing discretionary expenses.
•	R&D spending is expected to be between $4.8 million and $5.3 million in the first quarter of 2003.
•	The company expects interest and other income, net of interest expense, for the first quarter of 2003 to be approximately $2.5 million depending on interest rates, gains or losses on marketable securities, cash balances, foreign exchange markets, and potential business development activity.
•	Based on the factors noted, the company expects to incur a net loss in the range of $3.0 million to $4.2 million. This loss will not be offset by a tax benefit for federal tax purposes, but includes an estimated tax provision for state and foreign taxes of approximately $0.4 million, resulting in a loss per share in the range of $0.08 to $0.11.
•	The company expects the number of diluted common shares outstanding to be approximately 38 to 39 million shares.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics and research markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, vice president and chief financial officer, will host an investor conference call today, January 29, 2003, at 5:00 p.m. eastern standard time, to review the company’s fourth quarter and full year results. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com/Investors and www.companyboardroom.com. A rebroadcast over the Internet will be available through 8:00 p.m. eastern standard time Tuesday, February 4, 2003, on both Web sites. A telephonic playback of the conference call will also be available through 8:00 p.m. eastern standard time Tuesday, February 4, 2003. Listeners should call (888) 203-1112 within the U.S. and Canada or (719) 457-0820 (international) and use Reservation No. 369984.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including without limitation the statements under the heading “First Quarter 2003 Business Outlook” and the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2001 and its subsequent SEC reports, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing and extent of the recovery in the semiconductor industry; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate its acquired and to-be-acquired companies and the contributions of those companies to Newport’s operating results; and risks and uncertainty associated with potential wars, terrorist activity and resulting economic uncertainty; and the risks of power interruptions and electricity rate increases and future business decisions; all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Contact:

Newport Corporation, Irvine, CA

Charles F. Cargile, 949/863-3144

investor@newport.com

www.newport.com

or

Dan Peoples

Makinson Cowell (US)

858/552-8146

Newport Corporation

Consolidated Statements of Operations

	(Unaudited)			(Audited)
	Three months ended December 31,		Year ended December 31,
(In thousands, except per share amounts)	2002	2001	2002	2001
Net sales	$32,434	$43,524	$163,994	$289,963
Cost of sales	22,629	27,435	109,497	169,981
Restructuring related inventory reserves	—	—	28,686	22,717

Gross profit	9,805	16,089	25,811	97,265

Selling, general and administrative expense	11,174	11,244	50,222	57,311
Research and development expense	5,492	5,723	24,383	26,073
Restructuring and impairment charges	—	—	11,883	11,584
Acquisition and other non-recurring charges	—	—	—	10,683

Loss from operations	(6,861)	(878)	(60,677)	(8,386)

Interest and other income, net	3,034	3,360	10,269	13,786
Asset write-down	—	—	(6,490)	—

Income (loss) from continuing operations before income taxes	(3,827)	2,482	(56,898)	5,400
Income tax provision	480	623	14,011	1,929

Income (loss) from continuing operations	(4,307)	1,859	(70,909)	3,471

Loss from discontinued operations, net of a tax benefit of $0 for the three months and year ended December 31, 2002, and $572 and $5,018 for the three months and year ended December 31, 2001, respectively	(1,732)	(1,756)	(15,209)	(9,743)

Cumulative effect of change in accounting principle	—	—	(14,500)	—

Net income (loss)	$(6,039)	$103	$(100,618)	$(6,272)

Number of shares used to calculate earnings (loss) per share:
Basic	38,430	36,614	37,970	36,405
Diluted	38,430	37,825	37,970	37,830

Earnings (loss) per share, basic:
Income (loss) from continuing operations	$(0.11)	$0.05	$(1.87)	$0.10
Loss from discontinued operations, net of tax	$(0.05)	$(0.05)	$(0.40)	$(0.27)
Cumulative effect of change in accounting principle	—	—	$(0.38)	—
Net income (loss)	$(0.16)	$0.00	$(2.65)	$(0.17)

Earnings (loss) per share, diluted:
Income (loss) from continuing operations	$(0.11)	$0.05	$(1.87)	$0.09
Loss from discontinued operations, net of tax	$(0.05)	$(0.05)	$(0.40)	$(0.26)
Cumulative effect of change in accounting principle	—	—	$(0.38)	—
Net income (loss)	$(0.16)	$0.00	$(2.65)	$(0.17)

Newport Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)
(In thousands)	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$44,059	$7,107
Marketable securities	240,254	274,494
Customer receivables, net	18,534	35,833
Inventories, net	54,964	96,424
Deferred tax assets, net	—	11,091
Assets of operations held for sale	3,840	—
Other current assets	7,995	15,172

Total current assets	369,646	440,121

Property, plant and equipment, net	35,774	45,460
Long-term deferred tax assets	15,570	22,240
Investments and other assets	7,819	9,000
Goodwill, net	57,529	27,056

Total assets	$486,338	$543,877

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,213	$12,939
Accrued payroll & related expenses	9,900	12,813
Current portion of long-term debt	2,214	6,189
Accrued restructuring costs	5,974	5,460
Deferred revenue	3,261	823
Other current liabilities	10,755	12,579

Total current liabilities	38,317	50,803

Long-term debt	1,230	3,409
Other liabilities	274	658
Stockholders’ equity	446,517	489,007

Total liabilities and stockholders’ equity	$486,338	$543,877